SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BOWATER INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

(BOWATER LOGO)

March 19, 2003

Dear Shareholders:

      We cordially invite you to attend the Annual Meeting of Shareholders of Bowater Incorporated, which will be held at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Wednesday, May 7, 2003, at 11:00 a.m. We will be able to discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement.

      During the meeting, I will review highlights of the past year and report on Bowater’s business operations. Afterwards, you will have an opportunity to ask questions and to confer informally with a number of our directors and officers.

      We hope that you will attend the Annual Meeting. Whether or not you plan to attend, please sign, date and return your proxy (or voting instruction card) promptly in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting.

      Bowater’s Annual Report for 2002 is included in this package, and we urge you to read it carefully.

Sincerely yours,

/s/ ARNOLD M. NEMIROW
ARNOLD M. NEMIROW
Chairman, President and
Chief Executive Officer

BOWATER INCORPORATED

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
May 7, 2003

     The 2003 Annual Meeting of Shareholders of Bowater Incorporated will be held at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Wednesday, May 7, 2003, at 11:00 a.m. for the following purposes:

(1)	To elect three directors, each for a term of three years; and

(2)	To transact any other business that may properly come before the Annual Meeting and any adjournment.

     Holders of common stock and special voting stock of record at the close of business on March 12, 2003, are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

/s/ Harry F. Geair
Harry F. Geair Vice President — General Counsel and Secretary

Greenville, South Carolina
March 19, 2003

Shareholders are urged to sign and return the proxy or voting instruction card promptly in the envelope provided.

BOWATER INCORPORATED
55 East Camperdown Way
Post Office Box 1028
Greenville, SC 29602-1028

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on May 7, 2003, at 11:00 a.m.
at The Gunter Theatre, 300 South Main Street, Greenville, SC 29601

General Information

     This Proxy Statement and the enclosed proxy materials relate to Bowater’s Annual Meeting of Shareholders to be held on May 7, 2003, at 11:00 a.m. at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina. These proxy materials are being furnished by Bowater in connection with a solicitation of proxies by Bowater’s Board of Directors and are being mailed on or about March 27, 2003.

     Who May Vote at the Annual Meeting

     These proxy materials are provided to holders of Bowater’s Common Stock (“Common Shareholders”) and holders of Exchangeable Shares issued by Bowater’s subsidiary, Bowater Canada Inc., who were holders of record on March 12, 2003 (the “Record Date”). Common Shareholders of record on the Record Date and Computershare Trust Company of Canada (the “Trustee”), as holder of one share of special voting stock issued in connection with the issuance of the Exchangeable Shares, are entitled to vote at the Annual Meeting.

     The Trustee will vote this share of special voting stock under the provisions of a Voting and Exchange Trust Agreement. Under this agreement, each holder of Exchangeable Shares (an “Exchangeable Shareholder”) is entitled to instruct the Trustee how to vote at Bowater shareholder meetings. The Trustee will cast votes equal to the number of outstanding Exchangeable Shares not owned by Bowater and as to which the Trustee has timely received voting instructions from the Exchangeable Shareholders.

     The Common Shareholders and the Trustee (acting for the Exchangeable Shareholders) will vote together as a single class on all matters. On the Record Date, 55,293,323 shares of Common Stock and 1,643,832 Exchangeable Shares entitled to give voting instructions were outstanding.

     Voting and Proxy Procedures

     Each share of Common Stock outstanding on the Record Date is entitled to one vote at the Annual Meeting. An Exchangeable Shareholder (other than Bowater) is entitled to give instructions for votes equal to the number of Exchangeable Shares held by such shareholder.

     Proxy cards are enclosed for Common Shareholders and voting instruction cards are enclosed for Exchangeable Shareholders. Signing the enclosed proxy or voting instruction card will not affect a shareholder’s right to attend the Annual Meeting. Shares of Common Stock represented by proxies in the accompanying form will be voted in accordance with the holder’s instructions.

     If no contrary instruction is indicated, shares represented by the proxies will be voted:

(1)	for the election of the three nominees named below to serve as directors for the three-year term indicated; and

(2)	in the discretion of the proxy holders on any other business that may properly come before the Annual Meeting and any adjournment.

     Should any nominee named for the office of director become unable or unwilling to accept nomination or election, the proxyholders intend to vote for the election of another person recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board. Bowater has no reason to believe that any of the three nominees will be unable or unwilling to serve if elected to office.

     James L. Pate, a director since 1996, died on January 18, 2003. Mr. Pate was a Class I director and was expected to stand for re-election this year. Mr. Barth, a Class I director, was scheduled to retire from the Board this year, but has consented to stand for re-election at the Board’s request. In accordance with Bowater’s Bylaws, the Board has waived the application of the mandatory retirement requirement to permit Mr. Barth to stand for re-election. It is anticipated that Mr. Barth will resign upon the Board’s election of a suitable replacement.

     Aside from the election of three directors, Bowater does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting and any adjournment, the person or persons voting the proxies will vote them in accordance with their best judgment.

     Revocation of Proxies and Instructions

     Any Bowater Common Shareholder giving a proxy has the right to revoke it by giving written notice of revocation to Bowater’s Secretary at any time before the proxy is voted, or by executing and delivering to Bowater a later-dated proxy at any time before the earlier proxy is voted, or by attending the Annual Meeting and voting his or her shares in person (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy). No notice of revocation or later-dated proxy will be effective until received by Bowater’s Secretary at or prior to the Annual Meeting. Instructions regarding the revocation of voting instructions are included in the Notice to Exchangeable Shareholders that is being provided to holders of Exchangeable Shares.

     Quorum and Vote Requirements for Approval

     Holders of shares representing one-third of the voting power entitled to vote at the Annual Meeting, present in person or by proxy, are necessary to constitute a quorum. Directors are elected by a plurality of votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting

     In the election of directors, votes may be cast for or votes may be withheld from each nominee. Abstentions may not be specified with respect to the election of directors. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present for quorum purposes but does not vote on a proposal) will have no effect upon the vote on any matter submitted for shareholder vote.

Table of Contents

General Information	1
Item No. 1 — Election of Directors; Information on Nominees and Directors	3
Board and Committee Meetings	5
Director Compensation	6
Stock Ownership	7
Human Resources and Compensation Committee Report on Executive Compensation	9
Total Shareholder Return	11
Executive Compensation	12
Section 16(a) Beneficial Ownership Reporting Compliance	16
Related Party Transactions	16
Report of the Audit Committee of the Board of Directors	17
Appointment of Independent Auditors	18
Proposals by Shareholders	18
Expenses of Solicitation	19
Financial Information	19
Charter of the Audit Committee of the Board of Directors	A-1

Item No. 1 — Election of Directors

Information on Nominees and Directors

     The Board of Directors is divided into three classes: Class I, Class II and Class III. Each class consists as nearly as possible of one-third of the total number of directors, and one class is elected each year for a three-year term. The term of the Class I directors expires this year, and the successors are to be elected at the Annual Meeting for a three-year term expiring in 2006. The terms of the Class II and Class III directors expire in 2004 and 2005, respectively.

     The following information is provided for the three nominees who are the Class I directors, and also for the Class II and Class III directors.

Nominees for Directors to be Elected at the 2003 Annual Meeting of Shareholders (Class I)

Richard Barth Age: 71 Director since 1991	Retired Chairman, President and Chief Executive Officer of Ciba-Geigy Corporation - Mr. Barth became Chairman of Ciba-Geigy Corporation, a diversified chemical products company, in 1990 and served in that capacity until its merger into Novartis Corporation in 1996. Mr. Barth was President and Chief Executive Officer of Ciba-Geigy Corporation from 1986 to 1996, Chief Financial Officer from 1979 to 1986, Secretary from 1974 to 1986, and General Counsel from 1970 to 1986.

Charles J. Howard Age: 60 Director since 1997	Chairman of Howard, Barclay & Associates Ltd. - Mr. Howard has been Chairman of Howard, Barclay & Associates Ltd., an investment-counseling firm, since 1994. He is also President, Director and the largest shareholder of Ausnoram Holdings Limited, a private investment holding company with mining, oil and gas interests, since 1989. Mr. Howard is also a director of Wilmington Capital Inc.

Togo D. West, Jr. Age: 60 Director since 2002	Of Counsel, Covington & Burling - Mr. West has been Of Counsel to Covington & Burling, a law firm headquartered in Washington, D.C., since 2000. From 1998 until 2000, he served as Secretary of Veterans Affairs in the Clinton Administration. From 1993 until 1998, he was Secretary of the Army, a period during which he also served as Chairman of the Panama Canal Commission. Mr. West is also a director of Krispy Kreme Doughnuts, Inc.

Directors Whose Terms End at the 2004 Annual Meeting of Shareholders (Class II)

Arnold M. Nemirow Age: 59 Director since 1994	Chairman, President and Chief Executive Officer of Bowater - Mr. Nemirow became Chief Executive Officer of Bowater in 1995 and became Chairman in 1996. He has served as President of Bowater since September 1994 and served as Chief Operating Officer of Bowater from September 1994 through February 1995.

Arthur R. Sawchuk Age: 67 Director since 1998	Chairman of Manulife Financial Corporation - Mr. Sawchuk has been Chairman of Manulife Financial Corporation, a financial services company, since April 1998. He served as acting President and Chief Executive Officer of Avenor Inc., a forest products company, from November 1997 until its acquisition by Bowater in July 1998. Previously he held various positions with DuPont Canada Inc., a chemical and plastics company, serving as Executive Chairman from September 1997 until his retirement in December 1997, Chairman of the Board from 1995 to 1997, and President, Chief Executive Officer and a director from 1992 to 1997. Mr. Sawchuk is also a director of MTS Inc., Manulife Financial Inc., Manulife Life Insurance Co. and Ontario Power Generation Inc.

Cinda A. Hallman[1] Age: 58 Director since 2000	President and Chief Executive Officer of Spherion Corporation - Ms. Hallman has served as President and Chief Executive Officer of Spherion Corporation, a recruitment, outsourcing and technology services company, since April 2001. From March 1998 until April 2001, Ms. Hallman served as Senior Vice President, Global Systems & Processes of E.I. du Pont de Nemours and Company, a science and technology company. She served as DuPont’s Senior Vice President of Functioning Effectiveness and Global Services from 1997 to 1998, and Vice President of Global Information Systems and Chief Information Officer from 1992 to 1997. Ms. Hallman is also a director of Spherion Corporation.

Directors Whose Terms End at the 2005 Annual Meeting of Shareholders (Class III)

Francis J. Aguilar Age: 70 Director since 1984	Professor Emeritus of Harvard University Graduate School of Business - Dr. Aguilar was a faculty member at the Harvard University Graduate School of Business from 1965 to 1995. Since 1994, he has served as Executive Director of the Management Education Alliance, a nonprofit educational corporation. Dr. Aguilar is also a director of Dynamics Research Corporation and also acts as an independent business consultant.

John A. Rolls Age: 61 Director since 1990	President and Chief Executive Officer of Thermion Systems International - Mr. Rolls has served as President and Chief Executive Officer of Thermion Systems International, an aerospace and industrial heating systems company, since 1996. He was President and Chief Executive Officer of Deutsche Bank North America, an international banking company, from 1992 to 1996. Mr. Rolls was Executive Vice President and Chief Financial Officer of United Technologies Corporation, a diversified aerospace and industrial products company, from 1986 to 1992. Prior to that he was Senior Vice President and Chief Financial Officer of RCA Corporation. Mr. Rolls is also a director of MBIA Inc., Thermion Systems International and FuelCell Energy, Inc.

L. Jacques Ménard Age: 57 Director since 2002	Chairman of BMO Nesbitt Burns and President, BMO Financial Group, Québec - Mr. Ménard has served as Chairman of BMO Nesbitt Burns, an investment banking company, since 2001 and as President of BMO Financial Group, Québec, a financial service provider, since 1999. From 1994 until 2001, Mr. Ménard served in various executive capacities with BMO Nesbitt Burns including as Deputy Chairman from 1997 until 2001. Prior to 1994, he was Chairman of the Executive Committee of Burns Fry, one of BMO Nesbitt Burns’ predecessor firms. Mr. Ménard is also a director of N Stein Tecknologie, RONA Inc. and Ontario Power Generation Inc.

[1] Ms. Hallman has informed Bowater of her desire to resign from the Board. It is anticipated that the Board will accept Ms. Hallman’s resignation upon its election of her successor, which could occur prior to the Annual Meeting.

Board and Committee Meetings

Committee Membership

     The following table sets forth the membership of the standing committees of Bowater’s Board of Directors.

Committee

				Human Resources	Nominating and
Director	Audit	Executive	Finance	and Compensation	Governance

Francis J. Aguilar		X		X
Richard Barth	X	X			X
Cinda A. Hallman	X
Charles J. Howard	X		X
L. Jacques Ménard			X
Arnold M. Nemirow		X
John A. Rolls			X		X
Arthur R. Sawchuk				X	X
Togo D. West, Jr.	X

Description of Board Committees

     Audit Committee. This Committee met five times in 2002. It reviews the scope and results of Bowater’s annual audit, approves the non-audit services rendered by Bowater’s independent auditors and considers the effect of such services on the independence of such auditors, recommends to the Board independent auditors for the ensuing year and reviews Bowater’s accounting policies and systems of internal controls and internal auditing procedures. For further information concerning the work of the Audit Committee, see “Report of the Audit Committee of the Board of Directors” on page 17 of this Proxy Statement and the Audit Committee Charter attached to this Proxy Statement as Appendix A.

     Executive Committee. This Committee did not meet during 2002. It meets from time to time to make decisions between meetings of the Board under authority delegated by the Board of Directors.

     Finance Committee. This Committee met three times in 2002. It reviews and oversees Bowater’s financial affairs. The Committee also provides financial oversight and direction of Bowater’s pension and savings plans, including approving the selection of trustees and the amount of contributions to be made by Bowater under these plans. In addition, the Committee reviews and approves the adoption of actuarial and accounting methods and assumptions under these plans and reviews the action of management in establishing investment policy and administering the plans.

     Human Resources and Compensation Committee. This Committee met five times in 2002. It approves the adoption, amendment and termination of all employee pension and savings benefit plans, administers executive bonus plans and awards and stock option plans and grants under the plans, reviews programs employed by management in developing executive resources for current and future operations and reviews and approves the compensation of Bowater’s executive officers.

     Nominating and Governance Committee. This Committee met one time in 2002. It recommends nominees for election to the Board and addresses issues of corporate governance for Board consideration. The Nominating and Governance Committee will consider recommendations for director nominees from shareholders. Shareholders who wish to make a recommendation to the Nominating and Governance Committee of a director nominee proposed for election at the 2004 Annual Meeting should comply with the procedure described in “Proposals by Shareholders” on page 18. The Committee also serves in an oversight capacity with respect to Bowater’s compliance with environmental, health and safety regulations.

     The Board of Directors met seven times during 2002. All members attended at least 75% of the aggregate of the Board meetings and of the meetings of committees on which they served.

Director Compensation

     Each director who is not a Bowater employee (an “Outside Director”) is entitled to receive an annual retainer of $35,000, a fee of $1,500 per day for each Board meeting attended and a fee of $1,000 per day for each Board committee meeting attended. Each director is also reimbursed for reasonable expenses incurred in attending meetings. Outside Directors also are eligible to receive annual awards under the 2000 Stock Option Plan and the 2002 Stock Option Plan. In January 2002, Mr. Barth was granted options to purchase 2,000 shares of Common Stock.

     The 2000 and 2002 stock option plans provide that Outside Directors may elect to receive a single option grant in lieu of three years of director compensation (the “Directors’ Plan”). The compensation waived includes the annual cash retainer, the board and committee meeting fees, and the annual stock option grant, but does not include annual retirement accruals or expense reimbursements. On May 9, 2001 all directors who elected to participate in the Directors’ Plan received options with respect to 20,000 shares of Common Stock, as pro-rated to reflect the director’s participation from May 2001 through April 2004. The option exercise price equals the fair market value of the Common Stock on the grant date. Mr. Ménard, who became a director on January 1, 2002, was granted options with respect to 15,555 shares on January 30, 2002 with a per-share exercise price of $46.925. Mr. West, who became a director on March 1, 2002, was granted options with respect to 14,444 shares on May 8, 2002 with a per-share exercise price of $51.00. The remaining Outside Directors, except Mr. Barth (who elected not to participate in the Directors’ Plan), received options with respect to 20,000 shares on May 9, 2001 at a per share exercise price of $48.19. A participating director’s right to exercise these options vests over a three-year period, one-third on each anniversary of the grant, assuming the director continues to serve on the Board. The participating directors will not receive any increases in director compensation or the benefits of any new director compensation arrangements during the three-year vesting period. If a director leaves the Board during the three-year vesting period for any reason other than death or disability, the director forfeits all rights to unvested options. In accordance with the terms of the 2000 and 2002 stock option plans, if a change in control occurs, Bowater will purchase the options at the acceleration price defined in that plan.

     Deferred Compensation Plan for Outside Directors

     Bowater’s Deferred Compensation Plan for Outside Directors (the “Deferred Plan”) permits Outside Directors to elect irrevocably to defer receipt of all or a part of their annual retainer and meeting fees. Compensation that a director has elected to defer under the Deferred Plan can be allocated to a cash account, a Bowater Common Stock account or both accounts, in increments of 10%, as elected by the director. On the date on which compensation to be deferred would have been payable, participating directors who have elected to allocate all or part of their deferred compensation to their Deferred Plan stock accounts will be credited with the number of shares of Common Stock, including fractional shares, having a value (with a 5% discount) equivalent to the amount of deferred compensation that they allocated to their stock accounts. Deferred compensation that is allocated to a cash account will be credited on the date on which such compensation would have been payable. Whenever dividends are paid on shares of Common Stock, each participant’s stock account will be credited with additional shares having an undiscounted value equal to the amount of the dividend paid on a single share of such stock, multiplied by the number of shares of Common Stock, including fractional shares, credited to the participant’s account on the dividend record date. Amounts credited to a Deferred Plan cash account will accrue interest on the average monthly balance of that account at a rate equal to the rate for the Fixed Income Fund maintained for Bowater’s Salaried Employees’ Savings Plan (the “Savings Plan”). Outside Directors can elect to transfer balances between the cash and stock accounts subject to certain conditions set forth in the Deferred Plan. Participants in the Deferred Plan may elect at the time of deferral to have their Deferred Plan accounts distributed to them in (a) either Common Stock or cash as soon as possible or in a stated number of years after they cease to be Outside Directors or (b) cash in either five or ten installments. All of the Outside Directors, except Directors Hallman, Howard, Ménard and West, have accounts under the Deferred Plan.

     Retirement Plan for Outside Directors

     Bowater also has a Retirement Plan for Outside Directors (the “Retirement Plan”). All of Bowater’s current Outside Directors participate in the Retirement Plan. The Retirement Plan provides for normal retirement benefits equal to 10% of the participant’s annualized retainer at the termination of service multiplied by the participant’s years of service as an Outside Director of Bowater up to a maximum of ten years. Normal retirement benefits may begin at age 65 after the completion of five or more years of service, although early retirement is permitted (with Bowater’s consent) upon attaining age 55 and completing five years of service. Participants who elect early commencement of benefit payments after retirement receive a reduced benefit. The Retirement Plan provides that a participant who was an Outside Director immediately prior to a change in control of Bowater and who is removed from or not renominated to his or her directorship by reason of the change in control is entitled to the early retirement benefits provided by the plan regardless of whether the plan requirements for early retirement have been satisfied. The calculation of these benefits will include fees paid for attending Board and committee meetings for the year preceding the change in control.

Stock Ownership

5% Beneficial Owners

     Bowater knows of no person who, or group that, owns beneficially more than 5% of the outstanding voting power as of March 12, 2003, except as set forth in the table below. Information in the table is based solely on Schedule 13G filings made by beneficial owners with the Securities and Exchange Commission.

	Voting Power		Investment Power		Total Amount
Name and Address of					of Beneficial	Percent of
Beneficial Owner	Sole	Shared	Sole	Shared	Ownership	Class(1)

Wellington Management Company, LLP(2) 75 State Street Boston, MA 02109	—	4,668,941	—	6,184,259	6,184,259	11.19%
Lord, Abbett & Co. 90 Hudson Street Jersey City, NJ 07302	4,964,949	—	4,964,949	—	4,964,949	8.98%
Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, CA 94403	3,831,090	—	3,831,090	—	3,831,090	6.9%
FMR Corp.(4) 82 Devonshire Street Boston, MA 02109	119,888	—	3,247,778	—	3,247,778	5.875%

(1)	On all matters submitted for shareholder vote, the Common Stock votes together as a single class with the special voting stock held by the Trustee. Under the Voting and Exchange Trust Agreement, the Trustee is entitled to cast a number of votes equal to the number of outstanding Exchangeable Shares not owned by Bowater and as to which the Trustee has timely received voting instructions from the Exchangeable Shareholders. Accordingly, percentages have been calculated based upon the total number of shares of Common Stock (55,293,323 shares) and Exchangeable Shares (1,643,832 shares) outstanding as of March 12, 2003. These numbers do not include any treasury shares.

(2)	In an amendment dated February 5, 2003 to Schedule 13G, Wellington Management Company, LLP (“WMC”) reported that these shares are owned of record by clients of WMC for which it serves as investment advisor. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than 5% of this class of securities.

(3)	In an amendment dated February 12, 2003 to Schedule 13G, Franklin Resources, Inc. (“FRI”) reported that these securities are beneficially owned by investment companies or other managed accounts that are advised by investment advisory subsidiaries of FRI (which have investment and/or voting power over the securities owned by their investment advisory clients). Accordingly, such subsidiaries may be deemed to be the beneficial owners of the referenced securities. Charles B. Johnson and Rupert H. Johnson, Jr. (the “FRI Principal Shareholders”) (each with the same business address as FRI) each owns in excess of 10% of the outstanding common stock of FRI. FRI and the FRI Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. The Schedule 13G reported that (a) one of the investment adviser subsidiaries, Templeton Global Advisors Limited (for which the business address is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas), has sole voting power and sole dispositive power with respect to 3,669,700 of the shares shown; (b) Franklin Advisers, Inc. (same address as FRI) has sole voting power and sole dispositive power with respect to 77,000 of the shares shown; (c) Franklin Templeton Investments Corp. (address same as FRI) has sole voting power and sole dispositive power with respect to 80,138 of the shares shown; and (d) Templeton Investment Counsel, LLC (same address as FRI) has sole voting power and sole dispositive power with respect to 4,252 of the shares shown. Each of FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaims any economic interest or beneficial ownership in the shares shown in the table above and are of the view that they are not acting as a “group” for purposes of the Securities Exchange Act of 1934, as amended, and that they are not otherwise required to attribute to each other the beneficial ownership of securities held by any of them or by any persons or entities advised by subsidiaries of FRI.

(4)	In an amendment dated February 14, 2003 to Schedule 13G, FMR Corp. (“FMR”) reported that: (a) Edward C. Johnson 3d (“Johnson”), FMR’s chairman, shares with FMR dispositive power over all of the shares listed; (b) FMR’s wholly-owned subsidiary, Fidelity Management & Research Company (same address as FMR), acts as an investment adviser to various investment companies and, as a result, is the beneficial owner of 3,127,890 shares of Common Stock shown in the table and shares with FMR and Johnson the power to dispose of and vote the 71,200 shares owned by the institutional accounts; (c) FMR’s wholly-owned subsidiary, Fidelity Management Trust Company (same address as FMR), beneficially owns 292,159 shares of Common Stock as a result of its serving as investment manager of institutional accounts; (d) Geode Capital Management, LLC (same address as FMR), acts as an investment advisor and is the beneficial owner of 6,388 shares of the company; (e) members of Johnson’s family (including Abigail P. Johnson, having the same address as FMR), through their ownership of voting common stock and voting agreements, may be deemed to form a controlling group with respect to FMR; (f) Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, has sole voting and dispositive power with respect to 42,300 shares of Common Stock, by virtue of providing investment advisory and management services to a number of non-U.S. investment companies and institutional investors.

Directors and Executive Officers

     As of March 12, 2003, ownership of Common Stock and Exchangeable Shares by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of Bowater as a group was as follows:

	Amount and Nature of		% of Outstanding Common Stock and Exchangeable
Name of Beneficial Owner	Beneficial Ownership(1)		Shares Entitled To Give Voting Instructions(2)

Arnold M. Nemirow	664,962	(1)	1.2%
Arthur D. Fuller	222,648	(1)	*
E. Patrick Duffy	198,233	(1)	*
David G. Maffucci	169,108	(1)	*
R. Donald Newman	90,727	(1)	*
Francis J. Aguilar	44,353	(1)	*
Richard Barth	20,014	(1)	*
Cinda A. Hallman	16,337	(1)	*
Charles J. Howard	28,584	(1)	*
L. Jacques Ménard	7,185	(1)	*
John A. Rolls	35,658	(1)	*
Arthur R. Sawchuk	21,796	(1)	*
Togo D. West, Jr.	4,814	(1)	*
Directors/Executive Officers as a group (22 persons)	2,145,485	(1)	3.8%

*	Represents holdings of less than 1% of the outstanding shares of Common Stock and Exchangeable Shares.

(1)	Beneficial ownership consists of shares owned directly or indirectly, and shares underlying options or other rights to acquire shares that are currently exercisable or that will be exercisable on or before May 11, 2003. The beneficial ownership stated above represents sole voting and investment power, except that 7,000 of Mr. Howard’s shares are owned by Ausnoram Holdings Limited, of which Mr. Howard is a principal. Common Stock held in the Savings Plan is allocated to the accounts of Bowater’s officers who participate in the plan. The number of shares of Common Stock allocated to officers is provided by the Savings Plan administrator in a statement for the period ending December 31, 2002, based on the market value of the applicable plan units held by the officer. This table also includes shares of Common Stock allocated under Bowater’s Compensatory Benefits Plan (the “Compensatory Plan”) based on a statement for the period ending December 31, 2002. Additional shares of Common Stock may have been allocated to the accounts of participants in the Savings Plan or Compensatory Plan since the date of the last statements from the plan administrators. Participants in the Compensatory Plan have no voting power with respect to share allocations but receive cash payouts based on the number of shares allocated to their accounts under the plan upon their retirement from Bowater, death, disability or other termination of employment (if they have three years of service), and do not have investment power over share allocations prior to that time. The number of shares allocated under each of the Savings Plan and the Compensatory Plan is subject to revision in order to comply with requirements respecting nondiscrimination standards and limitations on contributions under the Internal Revenue Code of 1986, as amended. The following table indicates the nature of Common Stock ownership of each individual listed in the table.

	Direct Ownership					Subject to Options
			Deferred	Saving	Compensatory	Exercisable Currently or
	Common	Exchangeable	Plan	Plan	Plan	before May 11, 2003

Arnold M. Nemirow	39,000	—	—	1,259	4,703	620,000
Arthur D. Fuller	10,000	—	—	5,069	2,579	205,000
E. Patrick Duffy	8,000	—	—	750	1,982	187,500
David G. Maffucci	3,627	—	—	5,936	1,645	157,900
R. Donald Newman	1,000	—	—	9,469	1,258	79,000
Francis J. Aguilar	12,997	—	10,522	—	—	20,834
Richard Barth	—	—	11,514	—	—	8,500
Cinda A. Hallman	670	—	—	—	—	15,667
Charles J. Howard	8,000	—	—	—	—	20,584
L. Jacques Ménard	2,000	—	—	—	—	5,185
John A. Rolls	—	—	14,824	—	—	20,834
Arthur R. Sawchuk	—	1,577	1,385	—	—	18,834
Togo D. West, Jr.	—	—	—	—	—	4,814
Directors/Executive Officers as a group (22 persons)	112,848	4,841	38,245	45,612	15,887	1,928,052

(2)	The Common Stock votes together with the special voting stock held by the Trustee on all matters. Under the Voting and Exchange Trust Agreement, the Trustee is entitled to cast a number of votes equal to the number of outstanding Exchangeable Shares not owned by Bowater and as to which it has timely received voting instructions from Exchangeable Shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of shares of Common Stock and Exchangeable Shares outstanding as of March 12, 2003. In addition, under Rule 13d-3 of the Exchange Act, percentages have been computed on the assumption that shares of Common Stock that can be acquired within 60 days of March 12, 2003, upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

Human Resources and Compensation
Committee Report on Executive Compensation

     The Human Resources and Compensation Committee (the “Committee”) develops and administers the compensation programs for Bowater’s executive officers. The Committee’s goal is to develop and monitor executive compensation programs that are consistent with strategic business objectives and shareholder interests.

     The Committee is composed entirely of independent, Outside Directors who have not served as officers of Bowater and have no interlocking relationships, as contemplated in the Securities and Exchange Commission’s regulations.

Key Elements and Policies for Compensation of Executive Officers

     Bowater’s basic policy for executive officers is that compensation should vary depending on Bowater’s success in the following areas:

•	Performance versus Bowater’s financial and strategic objectives, and

•	Creation of shareholder value.

     The key elements of Bowater’s 2002 executive compensation program were base salary, the Annual Incentive Plan, the 2000-2002 Long-Term Incentive Plan and stock-based incentive compensation.

•	To determine appropriate compensation levels within each pay component, the Committee considered all elements of the executive compensation program. Base salaries and targeted annual incentive payouts for executive officers generally were set above the median of comparable executives employed by a number of other companies in the paper and forest products industry (the “Comparable Group”). Actual total compensation depended on Bowater’s performance.

•	Competitive market data was provided by an independent compensation consultant. Bowater reviewed the pay practices of Comparable Group companies. The Comparable Group includes many of Bowater’s peer companies included in the Dow Jones Paper Products Group listed in the Total Shareholder Return chart on page 11 of this Proxy Statement, as well as other paper and forest products companies. The Committee believed this criteria provided reasonable pay comparisons, enabling Bowater to assure that executives were being paid fairly while assuring shareholders and Bowater that executive pay levels were reasonable.

Base Salary

     Executive officers’ salaries are generally set to place them above median levels of executive compensation at comparable companies as described above, considering the scope of the individual’s responsibilities relative to the responsibilities of executives at comparable companies. Competitive market considerations form the primary basis for setting base salary levels, since performance plays such a large role in determining annual and long-term incentives. However, in setting base salary levels, the Committee also considers the officer’s performance against individual objectives during the preceding year, the profits of the individual’s business unit, and Bowater’s profits during the preceding year for officers with corporate-wide responsibilities. Executive base salary levels were not increased in 2002.

Annual Incentive Plan

     The Annual Incentive Plan used six performance measures in 2002: return on net assets (“RONA”), return on capital spending, operating unit performance, operating unit profit improvement, operating unit project performance, and sales performance. Each executive’s annual incentive award was based on at least three of these measures, each weighted from 5% to 50%, depending on the executive’s responsibility and function.

•	RONA was measured at the divisional and corporate levels, with awards based on performance relative to goals established at the beginning of the year. The capital-intensive nature of Bowater’s business means that it is critical to evaluate earnings in the context of the resources required to generate them. In addition, there has been a strong historical relationship between RONA and market valuation for companies in the paper and forest products industry.

•	Return on capital spending targets were set to reflect Bowater’s priority to spend capital dollars on the highest return capital projects.

•	Operating unit performance goals were established to reflect Bowater’s desire to improve performance in one or more of the areas of safety, productivity, quality, cost reduction and operating income. These goals mirror the performance criteria established for Bowater’s gainsharing programs, which generally apply to employees not in the Annual Incentive Plan.

•	Operating unit profit improvement goals were set based on successful implementation of cost savings initiatives.

•	Sales performance goals were established to reflect Bowater’s focus on improving operating efficiencies through optimizing product mix and reducing sales and distribution costs for both Bowater and its customers.

•	Pulp division operating income goals were set to reflect the profitability of this product line.

•	Forest Products Division performance goals were set to reflect the gainsharing results for the lumber and woodlands operations and encourage the successful start-up of the Ignace and new Thunder Bay sawmills.

     Bowater’s performance during 2002 resulted in annual incentive awards ranging from 67.1% to 147.2% of target levels.

Long-Term Incentive Plan (“LTIP”)

     The 2000-2002 LTIP was designed to link rewards of key executives with Bowater’s Common Stock performance. The three-year plan provided for performance awards based on total shareholder return for the period from January 1, 2000, through December 31, 2002, relative to a peer group, and discretionary awards. No performance awards were earned. In recognition of management’s progress toward the achievement of Bowater’s strategic objectives, the Committee decided to grant discretionary awards that ranged in value from $13,037 to $346,697. In lieu of cash, the Committee made restricted stock awards to active employee participants. The restricted stock awards are subject to a two-year vesting requirement (i.e., 50% at the end of one year and 50% at the end of the second year) that is satisfied by continued employment.

Stock Options

     Stock options continue to play an important role in linking executives’ compensation to Bowater’s Common Stock performance, and thus to the interests of shareholders. The number of options granted to each executive officer is based on the executive’s position rank. In 2002 stock options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. Accordingly, the options have value to the option holder only if the stock price appreciates.

     The Committee believes this design focuses executives on the creation of shareholder wealth over the long term.

Policy with Respect to Corporate Tax Deduction Limit

     In order to maintain flexibility to attract and retain qualified executives, the Committee may allow for compensation that is not deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Bowater paid certain non-deductible compensation to Mr. Nemirow in 2002, the impact of which was not material to Bowater.

Compensation of the CEO During 2002

     The Committee annually reviews Mr. Nemirow’s salary level and considers such factors as individual performance and contribution to Bowater’s success when contemplating future salary adjustments. Mr. Nemirow’s 2002 salary was determined on the same basis as the base salaries for all executive officers, as described above. Mr. Nemirow’s 2002 payout under the Annual Incentive Plan was based on the measures described above, weighted as follows: RONA — 50%, Return on Capital Spending — 25%, and Operating Unit Performance — 25%. Mr. Nemirow was awarded 8,510 shares of restricted stock under the LTIP on the same basis and terms that restricted stock was granted to the other participants, as described above. In addition, stock options for 100,000 shares of Common Stock were granted to Mr. Nemirow in 2002. These options have terms identical to, and were determined on the same basis as, those of all executive officers as described above.

     All members of the Human Resources and Compensation Committee concur in this report.

Francis J. Aguilar (Chairman)
Arthur R. Sawchuk

Total Shareholder Return

Bowater vs. Dow Jones Paper Products Index* and S&P 500 — 1997-2002

     The table below compares the cumulative shareholder return of the Common Stock for the last five years with the cumulative total return of the Dow Jones Paper Products Index* and the S&P 500, assuming a $100 investment on December 31, 1997.

Summary	12/1997	12/1998	12/1999	12/2000	12/2001	12/2002

Bowater	100.00	94.96	126.56	133.50	114.94	102.93
S&P 500	100.00	128.58	155.63	141.46	124.66	97.12
Dow Jones Paper Products*	100.00	101.19	131.25	109.83	111.22	100.29

*	Companies include: Abitibi-Consolidated Inc., Boise Cascade Corporation, Bowater Incorporated, Caraustar Industries, Inc., International Paper Company, MeadWestvaco Corporation, Pope & Talbot, Inc, Stora Enso Corp., and Wausau-Mosinee Paper Corporation.

Executive Compensation

     The following table sets forth information concerning all compensation paid by Bowater and its subsidiaries during the 2000, 2001 and 2002 fiscal years to the Chief Executive Officer and the other four executive officers with the highest salaries and bonuses during fiscal year 2002, for services rendered in all capacities to Bowater and its subsidiaries during these fiscal years. These officers are referred to collectively herein as the “Named Executive Officers”.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards

					Other	Restricted	Securities
Name and					Annual	Stock	Underlying	LTIP
Principal Position					Compensation	Awards	Options/	Payouts	All Other
During 2002	Year	Salary ($)		Bonus ($)	($)(1)	($)(2)	SARs (#)	($)	Compensation ($)

Arnold M. Nemirow	2002	942,788	(3)	500,684	—	346,697	100,000	(2)	31,650	(3)
Chairman, President and	2001	941,539	(3)	648,499	—	—	100,000		40,429
Chief Executive Officer	2000	860,000		750,298	—	—	217,000		41,854
Arthur D. Fuller	2002	468,000		272,596	—	175,589	35,000	(2)	17,522	(4)
Executive Vice President	2001	468,000		351,721	—	—	35,000		19,934
and President—Newsprint	2000	450,000		350,834	—	—	89,100		25,817
Division
E. Patrick Duffy	2002	436,231	(5)	202,230	—	160,516	30,000	(2)	15,408	(5)
Senior Vice President and	2001	435,692	(5)	324,210	—	—	30,000		10,490
President—Coated and	2000	407,115	(5)	311,000	—	—	68,800		22,807
Specialty Papers Division
David G. Maffucci	2002	410,000		167,160	—	157,664	30,000	(2)	17,648	(6)
Executive Vice President	2001	400,000		206,200	—	—	30,000		16,956
and Chief Financial	2000	375,000		240,563	—	—	68,800		21,588
Officer
R. Donald Newman	2002	368,000		175,424	—	149,923	20,000	(2)	13,248	(7)
Executive Vice President	2001	320,500		199,735	22,241 (8)	—	20,000		9,470
and Chief Operating	2000	288,800		229,267	29,467 (8)	—	47,000		16,126
Officer

(1)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus of any Named Executive Officer for the years shown.

(2)	The Human Resources and Compensation Committee awarded restricted stock under the 2002 Stock Option Plan, in lieu of cash awards, under the 2000-2002 LTIP. The awards had the following values at grant date: Mr. Nemirow $346,697; Mr. Fuller $175,589; Mr. Duffy $160,516; Mr. Maffucci $157,664 and Mr. Newman $149,923. The restricted stock awards are subject to a two-year vesting requirement (i.e., 50% at the end of one year and 50% at the end of the second year subject to continued employment). At December 31, 2002 there were no shares of restricted stock issued to or held by the Named Executive Officers.

(3)	Amounts included under “Salary” for Mr. Nemirow for 2002 and 2001 include $17,788 and $16,539, respectively, from the sale of earned vacation days back to Bowater. Amounts included under “All Other Compensation” for 2002 consist of Bowater contributions of $5,550 under the Savings Plan and $26,100 under the Compensatory Plan.

(4)	Amounts included under “All Other Compensation” for Mr. Fuller for 2002 consist of Bowater contributions of $7,874 under the Savings Plan and $9,648 under the Compensatory Plan.

(5)	Amounts included under “Salary” for Mr. Duffy for 2002, 2001 and 2000 include $8,231, $7,692 and $7,115, respectively, from the sale of earned vacation days back to Bowater. Amounts included under “All Other Compensation” for 2002 consist of Bowater contributions of $15,408 under the Compensatory Plan.

(6)	Amounts included under “All Other Compensation” for Mr. Maffucci for 2002 consist of Bowater contributions of $4,000 under the Savings Plan, $10,760 under the Compensatory Plan and $2,888 under the excess flexible spending account.

(7)	Amounts included under “All Other Compensation” for Mr. Newman for 2002 consist of Bowater contributions of $2000 under the Savings Plan and $11,248 under the Compensatory Plan.

(8)	Amounts included under “Other Annual Compensation” for Mr. Newman for 2001 and 2000 include payments to offset foreign tax liabilities due to Mr. Newman’s expatriate services. These payments were made in accordance with Bowater’s relocation policy.

Stock Option Grants

     The following table sets forth information regarding options and stock appreciation rights (“SARs”) granted with respect to Common Stock made by Bowater to the Named Executive Officers during 2002.

Option/SAR Grants in Last Fiscal Year

Individual Grants

	Number of Securities		% of Total Options/	Exercise		Grant Date
	Underlying Options/SARs(1)		SARs(1) Granted to	Price	Expiration	Present Value
Name	Granted (#)		Employees in 2002	$/Share	Date(2)	($)(3)

Arnold M. Nemirow	100,000	(4)	9.80	47.025	1/29/2012	1,486,000
Arthur D. Fuller	35,000	(4)	3.43	47.025	1/29/2012	520,100
E. Patrick Duffy	30,000	(4)	2.94	47.025	1/29/2012	445,800
David G. Maffucci	30,000	(4)	2.94	47.025	1/29/2012	445,800
R. Donald Newman	20,000	(4)	1.96	47.025	1/29/2012	297,200

(1)	SARs consist of equity participation rights (“EPRs”) under Bowater’s Equity Participation Rights Plan.

(2)	The plan under which the options were granted and the option agreements set forth earlier expiration dates under certain circumstances.

(3)	The present values of these options were calculated using the Black-Scholes option pricing model and assuming volatility of 30.17%, a risk free return rate of 4.56%, dividends at the rate of $0.80 per share and an average expected option life of 5.99 years. The ultimate values of the options will depend on the future market price of the Common Stock. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

(4)	Options with respect to 50% of the covered shares of Common Stock became exercisable on January 29, 2003, and options with respect to the remaining 50% of the shares of Common Stock will become exercisable on January 29, 2004, if certain conditions are met. In addition, the plan under which the options were granted provides that the exercisability date is accelerated and Bowater is required to repurchase outstanding options at a defined acceleration price upon the occurrence of a change in control event as defined in the plan.

Stock Option Exercises

     The table below sets forth information concerning (1) Common Stock options exercised by Named Executive Officers during 2002 and (2) the value at December 31, 2002 of SARs and unexercised Common Stock options held by the Named Executive Officers.

Aggregated Option Exercises in 2002 and 2002 Year-End Option/SAR Values

			Number of Securities Underlying			Value of Unexercised In-the-
			Unexercised Options/SARs at			Money Options/SARs
	Shares		12/31/2002 (#)			at 12/31/2002 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	/	Unexercisable	Exercisable	/	Unexercisable

Arnold M. Nemirow	26,000	612,497	638,000	/	150,000	2,213,673	/	—
Arthur D. Fuller	—	—	225,100	/	52,500	381,264	/	—
E. Patrick Duffy	—	—	197,300	/	45,000	417,201	/	—
David G. Maffucci	—	—	169,800	/	45,000	168,139	/	—
R. Donald Newman	—	—	107,000	/	30,000	84,970	/	—

(1)	Based on the difference between the option exercise price and the closing price of Bowater’s Common Stock on the New York Stock Exchange on December 31, 2002, of $41.95.

Stock Retention Program

     Bowater has established stock ownership guidelines for directors and senior executives as a way to better align their financial interests with those of shareholders. In order to be eligible for future bonus payments, senior executives are required to own stock with a value equal to a specified multiple of their base salaries. The requisite multiples are three for the Chief Executive Officer, two for executive vice presidents, and one-half to two for senior vice presidents, corporate vice presidents, divisional vice presidents and others, depending on their respective position ranks. In addition, directors are expected to own stock having a value equal to three times their annual retainers. Up to one-half of the ownership requirement must be satisfied through Common Stock or Exchangeable Shares owned outright or through Bowater benefit plans; the remainder may be met through vested stock options or vested equity participation rights. Covered individuals are expected to comply fully with these guidelines within three to four years after the executive’s employment with Bowater or promotion to a covered position, or the director’s election to the Board. As of the February 1, 2002 (the plan’s measurement date), the covered directors and officers were substantially in compliance with the Stock Retention Program.

Employment and Change in Control Agreements

     Each Named Executive Officer (collectively, the “Executives”) is party to an employment agreement (collectively, the “Agreements”). Each Agreement continues until death, disability, retirement or written notice of termination by either Bowater or the Executive. In the event of a “change in control,” as defined in the CIC Agreements described below, the term of the Agreements continues for not less than three years unless the Executive terminates his employment for other than “good reason” (as defined in the CIC Agreements). The Agreements provide for payment to each Executive of an annual base salary and for the Executive’s participation in Bowater’s various bonus and benefit plans in effect from time to time while the Agreements are in effect. In the event the Executive’s employment is involuntarily terminated for reasons other than death, disability, retirement or “cause” (defined in the Agreements as gross negligence or willful misconduct by the Executive either in the course of his employment or that has a material adverse effect on Bowater or on the Executive’s ability to perform his duties adequately and effectively), the Agreements provide for payments equal to two years of annual base salaries and annual incentive awards, plus a prorated annual incentive award for the year of termination. Mr. Nemirow’s Agreement provides that, for purposes of determining the benefits due under Bowater’s benefits plans, he will receive credit for continuous employment at an accelerated rate.

     Each Executive is also a party to a change in control agreement with Bowater (collectively, the “CIC Agreements”). The CIC Agreements continue until an Executive’s employment is terminated and all obligations thereunder have been satisfied. Following a change in control of Bowater, if an Executive’s employment is terminated within 36 months (except for a termination due to death, disability, or for “cause” (defined as gross negligence that has not been cured, willful misconduct that has not been cured, or conviction of a felony, which action has a demonstrable and material adverse effect upon Bowater)), or if the Executive elects to terminate his employment either (a) for good reason or (b) during a 30-day period after the first anniversary of the change in control, the Executive will receive his accrued salary, a prorated annual incentive award and all benefits under Bowater’s benefit plans and policies to which he is entitled through his date of termination.

     In addition, the Executive will receive, in lieu of any severance payments provided in his employment agreement described above, an amount equal to the sum of: (a) three times the Executive’s annual base salary in effect when the Executive is terminated or, if higher, the Executive’s annual base salary in effect immediately prior to the change in control; (b) three times the highest possible annual incentive award that could have been awarded to the Executive under the annual incentive plan in effect when the Executive is terminated, or, if higher, during the year of the change in control; (c) three times the largest annual contribution that could have been made by Bowater to its savings plans on the Executive’s behalf for the year in which the Executive is terminated or, if higher, for the year of the change in control; (d) thirty percent of the Executive’s annual base salary in effect when the Executive is terminated, or, if higher, the Executive’s annual base salary in effect immediately prior to the change in control (as compensation for certain other benefits lost as a result of the termination of employment); (e) an amount equal to the present value of the additional retirement benefits the Executive would have earned for the three years following the Executive’s termination date; and (f) retiree health care and life insurance coverage on substantially the same terms as would have been provided to Executive retirees as of the date of the change in control. If an Executive’s employment is terminated within 36 months following a change in control due to death, disability, or for cause, the Executive will receive his accrued compensation and all benefits to which he is entitled through the date of termination, and, if the termination is not due to cause, a prorated annual incentive award.

     The CIC Agreements define a “change in control” as occurring if: (a) any person becomes beneficial owner of an amount of Bowater stock representing 20% or more of the combined voting power of Bowater’s then outstanding voting securities, unless the Board has approved the acquisition of up to 50% of these securities or the person has filed a Schedule 13G indicating the person’s intent to hold the securities for investment; (b) less than 50% of the total membership of the Board are continuing directors (as defined in the CIC Agreements); or (c) Bowater’s shareholders approve a merger or consolidation of Bowater, or reorganization of Bowater or an agreement for the sale or other disposition of substantially all of Bowater’s assets unless at least 50% of the voting power of the resulting entity is still owned by previous Bowater shareholders or at least 50% of the board of directors of the resulting entity are previous Bowater directors.

     The CIC Agreements define “good reason” as: (a) an adverse change in the Executive’s status, title, position or responsibilities (including a change in reporting relationships) as in effect within 180 days prior to the change in control or any time thereafter; the assignment to the Executive of any duties or responsibilities that, in the Executive’s reasonable judgment, are inconsistent with the Executive’s status, title, position or responsibilities as in effect at any time within 180 days preceding the date of a change in control or any time thereafter; or any removal of the Executive from or failure to reappoint or reelect the Executive to any office or position held prior to the change in control, except in connection with the termination of the Executive’s employment due to death, disability, or for “cause” (as defined above), or by the Executive other than for good reason; or (b) failure to pay or provide the Executive the salary and benefits, in the aggregate, at least comparable to those to which he was entitled within 180 days preceding the change in control; or (c) the reduction of the Executive’s salary as in effect on the date of the change in control or any time thereafter; or (d) Bowater’s failure to obtain from any successor its assumption of the CIC Agreement; or (e) the relocation of the Executive’s principal office to a location more than 35 miles from its location immediately prior to the change in control or a substantial increase in the Executive’s travel obligations following the change in control.

     The CIC Agreements also generally provide a terminated Executive with: (a) either a cash payment of $20,000 or outplacement assistance; (b) a grossed up reimbursement of certain excise taxes that may be levied on “excess parachute payments;” and (c) the right to receive a lump sum payment equal to the present value of any non-statutory retirement benefits to which the Executive is entitled. A terminated Executive will also be entitled to be paid or reimbursed for all costs incurred (or to be incurred): (x) in connection with confirming the Executive’s rights to and amounts of payments due under the CIC Agreement; (y) to dispute or contest any termination of the Executive’s employment following a change in control or to enforce the terms of the CIC Agreement; or (z) in connection with any audit relating to any payment or benefit provided under the CIC Agreement.

Retirement Benefits

     The following table shows the total estimated annual pension benefits payable to the Named Executive Officers under Bowater’s qualified, nonqualified benefits restoration and nonqualified supplemental retirement plans upon retirement at age 65, calculated on a straight life annuity basis. Benefits to the Named Executive Officers are not reduced by any offset for Social Security benefits.

Combined Retirement Plans Table of Estimated Benefits

Final Average	5 Years	10 Years	15 Years	20 Years	25 Years	30 or More
Earnings*	Service	Service	Service	Service	Service	Years Service

$500,000	$62,500	$125,000	$187,500	$250,000	$275,000	$300,000
550,000	68,750	137,500	206,250	275,000	302,500	330,000
600,000	75,000	150,000	225,000	300,000	330,000	360,000
650,000	81,250	162,500	243,750	325,000	357,500	390,000
700,000	87,500	175,000	262,500	350,000	385,000	420,000
750,000	93,750	187,500	281,250	375,000	412,500	450,000
800,000	100,000	200,000	300,000	400,000	440,000	480,000
850,000	106,250	212,500	318,750	425,000	467,500	510,000
1,500,000	187,500	375,000	562,500	750,000	825,000	900,000
1,600,000	200,000	400,000	600,000	800,000	880,000	960,000

*	Average annual earnings for best three non-overlapping twelve consecutive month periods in the 60 months preceding retirement.

     Retirement benefits are payable under one or more of the following plans: a qualified plan covering all salaried employees, which provides pension benefits based on earnings; a nonqualified benefits restoration plan, which provides a make-up of qualified plan benefits limited by the imposition of statutory Code limitations; and a nonqualified supplemental plan covering designated senior executives including the Named Executive Officers (the “Supplemental Plan”), which provides benefits in addition to those under the other two plans. The definition of compensation under the Supplemental Plan includes those categories of compensation under the salary and bonus headings in the Summary Compensation Table and does not include compensation in any of the other headings of the Summary Compensation Table. The Supplemental Plan provides for vesting of accrued benefits in the event of a change in control followed by termination of employment of a covered employee not for cause. The Supplemental Plan also provides that benefits payable to a participant who retires before age 60 are subject to a reduction of .5% for each full month of retirement before age 60. The two other plans described above provide that in the event of a change in control, each participant in the plans will become 100% vested in his accrued benefits. This table assumes retirement in 2002 with payments beginning at age 65. As of December 31, 2002, the individuals listed in the Summary Compensation Table above had the following final average earnings (as defined above) and credited number of years of service: Mr. Nemirow, $1,556,010, 16.7 years (Mr. Nemirow receives additional years of service after his fifth year employment anniversary under the terms of his employment agreement); Mr. Fuller, $804,369, 8.0 years; Mr. Duffy, $717,292, 7.8 years; Mr. Maffucci, $603,888, 25.5 years; and Mr. Newman, $516,211, 25.1 years.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires Bowater’s directors, executive officers and 10% shareholders to file reports of holdings and transactions in Common Stock and Exchangeable Shares with the Securities and Exchange Commission. Based on a review of Section 16(a) reports received by Bowater and written representations from its directors and executive officers, Bowater believes that, except as stated below, all of its executive officers, directors and 10% shareholders have made all filings required to be made under Section 16(a) for 2002. Mr. Barth filed one late Form 4 with respect to a single acquisition of shares.

Related Party Transactions

     Fidelity Management Trust Company (“Fidelity Management”), under trust agreements between it and Bowater or Bowater’s affiliate (the “Fidelity Agreements”), provides trustee services and investment management services to qualified retirement plans maintained by Bowater and its affiliates. In addition, pursuant to the Fidelity Agreements, Fidelity Institutional Retirement Services Company (“FIRSCO”), a company affiliated with Fidelity Management, provides administrative record-keeping services to these plans. Fidelity Management and FIRSCO are subsidiaries of FMR Corp. During 2002, Bowater paid these entities approximately $439,980 as a result of this relationship. Bowater expects that similar amounts will be paid in the future. FMR Corp. reported in a Schedule 13G that it had sole dispositive power with respect to 3,247,778 shares of Common Stock at December 31, 2002, and sole voting power with respect to 119,888 of these shares, and that Fidelity Management beneficially owned 71,200 of these shares of Common Stock as a result of its serving as an investment manager of institutional accounts. Bowater believes that its arrangements with these entities are on terms as favorable as could be obtained from a non-shareholder.

     Pursuant to an investment management and participation agreement, both dated July 1, 1997 (the “Wellington Agreement”), Wellington Trust Company, NA (“Wellington Trust”) provides investment management services to a collective investment fund of which three qualified pension plans sponsored by Bowater and its subsidiaries are participants. Pursuant to the terms of the Wellington Agreement, Wellington Trust is paid by the trustee of Bowater’s benefit plans a fee for each calendar quarter based on the average of the asset values of the accounts managed by Wellington Trust. The Wellington Agreement generally continues in effect until terminated by Bowater or Wellington Trust on fifteen days’ notice. For services provided in 2002, Bowater paid Wellington Trust approximately $254,000. Bowater expects that similar amounts will be paid in the future. As of December 31, 2002, Wellington Management Company, LLP, a registered investment adviser and the parent of Wellington Trust, reported on a Schedule 13G that it had shared dispositive power with respect to 6,184,259 shares of Common Stock and shared voting power with respect to 4,668,941 shares of Common Stock. The Schedule 13G reported that the clients of Wellington Management Company, LLP have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds of the sale of, such securities. Bowater believes that its arrangements with Wellington Trust are on terms as favorable as could be obtained from an unrelated party.

     In connection with the reduction of Bowater’s workforce, Bowater solicited proposals for outplacement services. Spherion Corporation submitted the lowest cost proposal and is now providing outplacement services to former employees of Bowater. Bowater paid Spherion approximately $50,000 for these services in 2002 and expects to pay Spherion several times that amount in 2003, depending upon the need for the services by former employees. One of Bowater’s directors, Ms. Hallman, is the President and Chief Executive Officer of Spherion. Bowater believes that its arrangements with Spherion are on terms as favorable as could be obtained from an unrelated party.

     Bowater has engaged BMO Nesbitt Burns as its financial advisor with respect to the planned sale of four non-strategic sawmills and certain timberlands located in Canada. Bowater will pay investment banking fees associated with these transactions to BMO Nesbitt Burns until the transactions are consummated or until Bowater ends the engagement. Mr. Ménard, who is a director of Bowater, is the Chairman of the Board of Directors of BMO Nesbitt Burns, but will not receive any portion of BMO Nesbitt Burns’ fee as direct compensation and will benefit only to the extent that BMO Nesbitt Burns, as an entity, benefits. Bowater believes that its arrangements with BMO Nesbitt Burns are on terms as favorable as could be obtained from an unrelated party.

Report of the Audit Committee of the Board Of Directors

     The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by Bowater under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

     The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee is comprised of four Outside Directors, all of whom are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

     In carrying out its responsibilities, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the year ended December 31, 2002, with Bowater’s management and KPMG LLP.

•	Discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standard No. 61, Communication with Audit Committees.

•	Received from KPMG LLP written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and discussed with them their independence from Bowater and its management.

     Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Bowater’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

     All members of the Audit Committee concur in this report.

Charles J. Howard (Chairman)
Richard Barth
Cinda A. Hallman
Togo D. West, Jr.

Appointment of Independent Auditors

     Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed KPMG LLP as independent auditors for Bowater to audit its consolidated financial statements for the year ended December 31, 2003. KPMG LLP currently serves Bowater and its subsidiaries as independent auditors and from time to time advises Bowater on tax and other matters. Representatives of KPMG LLP will be present at the Annual Meeting, have the opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions from shareholders.

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Bowater’s annual financial statements for 2002 and fees billed for other services rendered by KPMG LLP in 2002.

(in thousands)

Audit fees (1)	$1,300
Financial information systems design and implementation (2)	—
All other fees:
Audit-related fees (3)	462
All other fees (4)	822

Total all other fees	$1,284

(1)	Aggregate fees billed for professional services rendered for the audit of Bowater’s annual financial statements and the reviews of the financial statements included in Bowater’s Quarterly Reports on Form 10-Q for 2002.

(2)	This item refers to professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

(3)	This item consists principally of work done in connection with audits of financial statements of certain employee benefit plans ($212) and accounting consultation, agreed-upon procedures and other special reports ($250).

(4)	All other fees consisted principally of services rendered in connection with tax consulting and compliance ($467) and security assessment of certain information systems ($273).

     The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence.

Proposals by Shareholders

     A shareholder who wishes to present a proposal for inclusion in the proxy materials relating to the Annual Meeting of Shareholders to be held in 2004 should submit his or her proposal on or before December 2, 2003, to Bowater’s Secretary, 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602-1028. With respect to a shareholder proposal for the 2004 Annual Meeting that is not intended to be included in the proxy materials relating to the meeting, Bowater must receive the proposal by the earlier of January 8, 2004, or 10 days after notice or public disclosure of the annual meeting is made or given to shareholders. After that date, the proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

     Bowater’s Bylaws require timely advance written notice of shareholder nominations of director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of director nominations by shareholders, the Bylaws require that 120 days advance written notice be delivered to Bowater’s Secretary (at the address indicated above). The notice must be given, either by personal delivery or by United States mail, postage prepaid, to Bowater’s Secretary no later than: (a) with respect to an election to be held at an annual meeting of shareholders, 120 days prior to the anniversary date of the immediately preceding annual meeting; and (b) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to Bowater’s Secretary (at the address indicated above). The notice must be received by Bowater’s Secretary by the earlier of: (y) 120 days prior to the anniversary date of the immediately preceding annual meeting; or (z) 10 days after notice or public disclosure of the date of the annual meeting was given or made to shareholders. The Bylaws contain specific requirements with respect to the contents of each of these notices. A copy of the Bylaws is available upon request to Bowater’s Secretary at the address indicated above.

Expenses of Solicitation

     Bowater will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, it is expected that some of Bowater’s officers and regular employees may solicit, without additional compensation, proxies by telephone, e-mail or oral communication. Morrow & Co., Inc. has been retained to assist in soliciting proxies for a fee of $7,000, plus expenses. Bowater has requested that brokerage houses and other custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of Bowater Common Stock and Exchangeable Shares, and will reimburse them for their reasonable out-of-pocket expenses in so doing.

Financial Information

     Bowater’s 2002 Annual Report to Shareholders is enclosed. Bowater will provide without charge to any shareholder of record as of March 12, 2003, who requests in writing, a copy of the 2002 Annual Report to Shareholders (which includes Bowater’s 2002 Annual Report on Form 10-K, without exhibits). Please direct any such request to Bowater Incorporated, 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602-1028, Attention: Investor Relations Department. Copies may also be obtained online at http://www.bowater.com.

By order of the Board of Directors,

/s/ Harry F. Geair
Harry F. Geair Vice President — General Counsel and Secretary

March 19, 2003

Appendix A to Proxy Statement

Bowater Incorporated
Audit Committee of the Board of Directors

Charter

PURPOSE

The Audit Committee and its Chair are appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of Bowater’s financial reporting process and systems of internal controls.

•	Monitor the independence and qualifications of Bowater’s independent auditors.

•	Monitor the performance of Bowater’s internal auditors and independent auditors.

•	Provide an open avenue of communication among the Board of Directors, management, independent auditors and internal auditors.

While the Audit Committee has the duties and responsibilities set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Bowater’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

COMPOSITION AND MEETINGS

The Audit Committee is composed of at least three directors, each of whom is an independent director, free from any relationship that could interfere with the exercise of his or her independence from management and Bowater, and satisfies the requirements of the New York Stock Exchange concerning membership. All members of the Committee have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements. At least one member of the Committee has accounting or related financial management expertise. No member of the Committee may simultaneously serve on the audit committees of more than two other public companies.

The Committee has four regularly scheduled meetings annually and meets more frequently if circumstances dictate. The Committee maintains minutes of all meetings and reports, through its Chair, to the Board of Directors on significant aspects of its activities. The Committee meets at least annually, in separate executive sessions, with management, the internal auditors and the independent auditors to discuss any matters that the Committee or any of these groups believes should be discussed. In addition, the Committee, through its Chair or another member designated by the Chair, meets with management and the independent auditors quarterly to review Bowater’s financial statements and significant findings based upon the auditors’ limited review procedures.

DUTIES AND RESPONSIBILITIES

To fulfill its duties and responsibilities, the Committee, to the extent that it deems necessary or appropriate, will:

REVIEW PROCEDURES

•	Review and reassess the adequacy of this Charter annually. Submit the charter to the Board of Directors for approval and have it published in Bowater’s proxy statement as required by the Securities and Exchange Commission (“SEC”).

Appendix A-1

•	In consultation with management, independent auditors and internal auditors, consider the integrity of Bowater’s financial reporting processes and controls. Discuss significant financial risk exposures, if any, and the steps management has taken to monitor, control and report any such exposures. Review significant findings prepared by the independent auditors and internal auditors, together with management’s responses.

•	Discuss with management Bowater’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Audit Committee may form and delegate authority for such discussions to subcommittees consisting of one or more members when appropriate.

•	Review with financial management and the independent auditors Bowater’s quarterly financial statements prior to filing with the SEC. Discuss any significant changes to Bowater’s accounting policies and any items required to be communicated by the independent auditors in accordance with American Institute of Certified Public Accountants, Statement on Auditing Standards 61, as amended (SAS 61).

•	Review disclosures made to the Audit Committee by Bowater’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in Bowater’s internal controls.

•	Review Bowater’s annual audited financial statements prior to filing with the SEC. Discuss with management and the independent auditors, as applicable, significant financial reporting issues and judgments made in connection with the preparation of Bowater’s financial statements, including, but not limited to, any significant changes in Bowater’s selection or application of accounting principles, any major issues as to the adequacy of Bowater’s internal controls and any special steps adopted in light of material control deficiencies, and the effect of SEC regulatory and accounting initiatives and off balance sheet structures on Bowater’s financial statements. Based upon such review and discussion, recommend to the Board whether the audited financial statements should be included in Bowater’s Form 10-K.

•	Prepare a report to be included in Bowater’s annual proxy statement that discloses the Committee’s review of the audited financial statements, the required discussions (SAS 61) with the independent auditors, whether the Committee has recommended to the Board of Directors that the financial statements be included in Bowater’s Annual Report on Form 10-K, and any other matters required by the SEC.

INDEPENDENT AUDITORS

•	Have the sole authority to appoint or replace the independent auditors. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of any disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Audit Committee.

•	Review the independence, performance and qualifications of the independent auditors at least annually.

•	Review the performance of the internal auditors at least annually.

•	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for Bowater by its independent auditors, subject to the de minimus exceptions for the non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

Appendix A-2

•	Approve the fees and other significant compensation to be paid to the independent auditors.

•	Review and discuss reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

(c)	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	Require the independent auditors to submit annually to the Audit Committee a formal written statement, delineating all relationships between the independent auditors and Bowater in accordance with Independence Standards Board (ISB) No. 1. Actively engage in a dialogue with the independent auditors about any relationships or services that could impact their objectivity and independence. Take appropriate action in response to the independent auditors’ report regarding their independence.

•	Review and approve the independent auditors’ audit plan and discuss scope, staffing (including experience and qualifications), locations, reliance upon management and internal audit and general audit approach.

•	Discuss the results of the audit with the independent auditors. Discuss matters required to be communicated to audit committees in accordance with SAS 61.

•	Consider the independent auditors’ judgments about the quality and appropriateness of Bowater’s accounting policies as applied in its financial reporting.

INTERNAL AUDIT DEPARTMENT

•	Review and approve the budget, plan, changes in the plan, activities, organizational structure and qualifications of the internal auditors.

•	Review the appointment, performance and replacement of the senior internal audit executive or service provider.

•	Review significant observations and recommendations made by the internal auditors, together with management’s response and follow-up to these reports.

LEGAL COMPLIANCE

•	Retain independent legal, accounting or other advisors to the extent it deems necessary or appropriate. Bowater shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee or for performing other audit, review or attestation services.

•	Review, with Bowater’s General Counsel, any legal matter that could have a material impact on Bowater’s financial statements.

OTHERS

•	Consider such other matters as the Committee or the Board determines appropriate.

Adopted by the Board of Directors, May 12, 2000
Amended and Restated, February 27, 2003

Appendix A-3

NOTICE OF ANNUAL MEETING

AND
PROXY STATEMENT

(BOWATER LOGO)

DATE AND TIME:

Wednesday, May 7, 2003
at 11:00 a.m.

PLACE

The Gunter Theatre
300 South Main Street
Greenville, SC 29601

Please sign your proxy or voting instruction card

and return it in the enclosed postage-paid envelope.

P R O X Y

BOWATER INCORPORATED

Proxy Solicited on Behalf of the Board of Directors
of the Company for Annual Meeting May 7, 2003

     The undersigned appoints David G. Maffucci and Harry F. Geair, or either one of them, each with full power of substitution, as proxies for the undersigned, to vote all of the shares of common stock of Bowater Incorporated held of record by the undersigned on March 12, 2003, at the annual meeting of shareholders to be held May 7, 2003, and any adjournment.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxyholders will vote this proxy FOR Proposal 1. Proxyholders will vote, in their discretion, upon any other business that may properly come before the annual meeting and any adjournment.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations	SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” Proposal 1.

1.	Election of Directors
	☐ For all Nominees	☐ Withhold Authority	☐ Exceptions*
	Listed Below	(To vote for all nominees listed below)	(As indicated to the contrary below)

Richard Barth, Charles J. Howard, Togo D. West, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*EXCEPTIONS ____________________________________________________________________________________

2.	At their discretion upon such other business that may properly come before the annual meeting and any adjournment.

Dated:	, 2003

(Please be sure to insert date)

(Signature)

(Signature if held jointly)

(Signature should conform exactly to name shown on this proxy card. Executors, administrators, guardians, trustees, attorneys and officers signing for corporations should give full title.)

Vote MUST be indicated by “x” in black or blue ink. ☒

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

(BOWATER LOGO)

Notice to Exchangeable Shareholders

        Our records show that you own Exchangeable Shares of Bowater Canada Inc., a Canadian company. The Exchangeable Shares provide you with economic and voting rights that are substantially equivalent to those of Bowater Incorporated common shareholders, including the right to attend the Annual Meeting. You have voting rights as described below equal to the number of Exchangeable Shares you hold. You are permitted to instruct Computershare Trust Company of Canada, as Trustee under a Voting and Exchange Trust Agreement, as to how the Trustee is to vote at any meeting of Bowater Incorporated common shareholders (if you do not give voting instructions, the Trustee will not have any voting rights for your shares). Alternatively, you may instruct the Trustee to give you or your designee a proxy to exercise personally the voting rights. To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign, date and return the enclosed instruction card to the Trustee by 5:00 p.m., Montreal time, on May 5, 2003. Whether or not you plan to attend, please sign, date and return your voting instruction card in the envelope provided in order to make sure that your shares will be represented at the Annual Meeting.

      You have the right to revoke any instructions to the Trustee by giving written notice of revocation to the Trustee, or by executing and delivering to the Trustee a later-dated instruction, or by attending the Annual Meeting and voting your shares in person (although attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy).

      To enable you to provide voting instructions, we are enclosing the proxy statement of Bowater Incorporated. Exchangeable Shares are exchangeable on a one-for-one basis for Bowater Incorporated common stock and Exchangeable Shareholders are entitled to receive dividends from Bowater Canada Inc. equivalent on a per-share basis to any dividends paid on Bowater Incorporated common stock. The value of the Exchangeable Shares is thus dependent on the assets and operations of Bowater Incorporated. Consequently, the only financial information relevant to an Exchangeable Shareholder is financial information relating to Bowater Incorporated. Because of the attributes of the Exchangeable Shares, no meeting of Exchangeable Shareholders will be held. Enclosed in this package is Bowater Incorporated’s 2002 Annual Report, and we urge you to read it carefully.

Greenville, South Carolina

March 19, 2003

INSTRUCTION CARD

DIRECTION GIVEN BY HOLDERS OF
EXCHANGEABLE SHARES OF BOWATER CANADA INC.
FOR THE MAY 7, 2003 ANNUAL MEETING
OF SHAREHOLDERS OF BOWATER INCORPORATED

     The undersigned, having read the Notice of Meeting of Shareholders of Bowater Incorporated (the “Company”) to be held at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on May 7, 2003, at 11:00 a.m. local time (the “Meeting”), the Proxy Statement dated March 12, 2003, and the accompanying Notice to Exchangeable Shareholders, receipt of each of which is hereby acknowledged, does hereby instruct and direct Computershare Trust Company of Canada (the “Trustee”), pursuant to the provisions of the Voting and Exchange Trust Agreement (the “Agreement”) dated July 24, 1998, among the Company, Bowater Canada Inc., Bowater Canadian Holdings Incorporated and the Trustee, as follows:

(Please note: if no direction is made and you sign below, the Trustee is hereby authorized and directed to vote for item 1 below and to vote in its discretion as to any other business that may properly come before the meeting.)

(Please select one of A, B or C)

A	☐	Exercise or cause to be exercised, whether by proxy given by the Trustee, to a representative of the Company or otherwise, the undersigned’s voting rights at the Meeting, and any adjournment, as follows:

(Please complete the following only if you have selected Alternative A)

	1.	To elect Richard Barth, Charles J. Howard, and Togo D. West, Jr. as Class I Directors of the Company to hold office for a term of three years. If any such nominee(s) should be unavailable to serve, the Trustee (or its proxyholder) may vote for substituted nominee(s) at its discretion:

☐ FOR ALL NOMINEES LISTED ABOVE

☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE

☐ WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES.
(TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, WRITE THE NAME(S) OF SUCH NOMINEE(S) BELOW:)

	2.	To vote, in its discretion, upon any other business that may properly come before the Meeting and any adjournment.

(If you have selected Alternative A, please go directly to the signature line at the bottom on the reverse side)

B	☐	Deliver a proxy card to the undersigned at the Meeting with respect to all Exchangeable Shares of Bowater Canada Inc. held by the undersigned on the record date for the Meeting so that the undersigned may exercise personally the undersigned’s voting rights at the Meeting and any adjournment.

(If you have selected Alternative B, please go directly to the signature line at the bottom of this page)

C	☐	Deliver a proxy card to _____________________ at ____________________ as the designee of the undersigned to attend and act for and on behalf of the undersigned at the Meeting with respect to the Exchangeable Shares of Bowater Canada Inc. held by the undersigned on the record date for the Meeting with all the powers that the undersigned would possess if personally present and acting thereat including the power to exercise the undersigned’s voting rights at the Meeting or any postponement or adjournment thereof.

Signature: __________________________________ Date: ____________________

Print Name: ________________________________

Signature: __________________________________ Date: ___________________

Print Name: ________________________________

Please date and sign above. If this voting instruction card is not dated, it shall be deemed to be dated on the day which it was mailed to the shareholder. The signature should conform exactly to the name in which the Exchangeable Shares of Bowater Canada Inc. are held. When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such and attach written authorization to act in such capacity. If the Exchangeable Shares are held in a joint account, each joint owner should sign. Voting Instruction Cards must be received by the Trustee, Computershare Trust Company of Canada, 1500 University Street, Suite 700, Montreal, Quebec, H3A S38, prior to 5:00 p.m. on May 5, 2003.